Exhibit 99.1

April 30, 2020	FOR MORE INFORMATION CONTACT
Matt Kerin (281) 589-4642

Cabot Oil & Gas Corporation Reports First Quarter 2020 Results, Announces Reaffirmation of Borrowing Base

HOUSTON, Apr. 30, 2020 /PRNewswire/ -- Cabot Oil & Gas Corporation (NYSE: COG) (“Cabot” or the “Company”) today reported financial and operating results for the first quarter of 2020.

“During these unprecedented times, I am reminded of the strength of our company and the resiliency of our business model, which are a result of our low cost structure, our strong balance sheet, and the tireless hard work of our employees,” stated Dan O. Dinges, Chairman, President and Chief Executive Officer. “We have implemented preventative measures intended to minimize unnecessary risk of exposure and prevent infection among our employees and the communities in which we operate. Our operations team-in conjunction with our service and midstream providers-has continued to execute on our plan with little disruption. While natural gas prices are expected to remain challenged in the near-term as we manage through an oversupplied market exiting the winter heating season and the unexpected loss in demand resulting from COVID-19, we expect a much healthier supply and demand balance for natural gas later this year and in 2021. Our improved outlook for the natural gas markets is primarily driven by our expectation for significant declines in natural gas supply in 2020 and 2021 due to a continued reduction in natural gas-directed drilling and completion activity and less associated gas production from reduced operating activity in oil basins driven by the COVID-19 pandemic and recent production disagreements among members of OPEC+ and other producer countries.”

First Quarter 2020 Highlights

•	Net income of $53.9 million (or $0.14 per share); adjusted net income (non-GAAP) of $54.0 million (or $0.14 per share)

•	Free cash flow (non-GAAP) of $49.8 million

•	Return on capital employed (ROCE) (non-GAAP) for the trailing twelve months of 14.1 percent

•	Daily production of 2,363 million cubic feet equivalent (Mmcfe) per day, a four percent increase relative to the prior-year period

See the supplemental tables at the end of this press release for a reconciliation of non-GAAP measures including adjusted net income, discretionary cash flow, EBITDAX, free cash flow, net debt to adjusted capitalization ratio, and ROCE.

First Quarter 2020 Financial Results

First quarter 2020 daily production was 2,363 Mmcfe per day (100 percent natural gas), representing a four percent increase relative to the first quarter of 2019.

First quarter 2020 net income was $53.9 million, or $0.14 per share, compared to $262.8 million, or $0.62 per share, in the prior-year period. First quarter 2020 adjusted net income (non-GAAP) was $54.0 million, or $0.14 per share, compared to $307.8 million, or $0.73 per share, in the prior-year period. First quarter 2020 EBITDAX (non-GAAP) was $189.0 million, compared to $513.7 million in the prior-year period.

First quarter 2020 net cash provided by operating activities was $204.9 million, compared to $585.3 million in the prior-year period. First quarter 2020 discretionary cash flow (non-GAAP) was $198.5 million, compared to $505.9 million in the prior-year period. First quarter 2020 free cash flow (non-GAAP) was $49.8 million, compared to $308.4 million in the prior-year period.

First quarter 2020 natural gas price realizations, including the impact of derivatives, were $1.72 per thousand cubic feet (Mcf), a decrease of 49 percent compared to the prior-year period. First quarter 2020 natural gas price realizations represented a $0.23 discount to NYMEX settlement prices compared to a $0.06 discount in the prior-year period. First quarter 2020 operating expenses (including interest expense) decreased to $1.46 per thousand cubic feet equivalent (Mcfe), a one percent improvement compared to the prior-year period.

Cabot incurred a total of $160.3 million of capital expenditures in the first quarter of 2020 including $158.0 million of drilling and facilities capital, $0.9 million of leasehold acquisition capital, and $1.4 million of other capital. See the supplemental table at the end of this press release reconciling the capital expenditures during the first quarter of 2020.

Financial Position and Liquidity

As of March 31, 2020, Cabot had total debt of $1.2 billion and cash on hand of $202.8 million. The Company's net debt-to-adjusted capitalization ratio (non-GAAP) and net debt-to-trailing twelve months EBITDAX ratio (non-GAAP) were 31.9 percent and 0.9x, respectively, compared to 32.2 percent and 0.7x as of December 31, 2019.

On April 23, 2020, the Company’s lender group unanimously reaffirmed the $3.2 billion borrowing base under its revolving credit facility. Aggregate bank commitments under the credit facility remain at $1.5 billion. The

Company currently has no debt outstanding under its credit facility, resulting in approximately $1.7 billion of liquidity.

“Despite the lowest average quarterly NYMEX settlement price since the first quarter of 1999, Cabot was still able to deliver positive corporate returns and generate positive free cash flow while fully funding our dividend and maintaining an ironclad balance sheet,” added Dinges. “I am proud of our team and these results given the unprecedented environment we are operating in today.”

Second Quarter and Full-Year 2020 Guidance

Cabot has provided its second quarter 2020 production guidance range of 2,175 to 2,225 Mmcfe per day. As the Company previously disclosed, this sequential production decline in the second quarter is primarily driven by a lighter turn-in-line schedule during the first four and a half months of the year with only thirteen wells expected to be placed on production between the beginning of the year and mid-May. This is primarily a result of longer cycle times for larger pads with longer laterals during the first and second quarters. Additionally, the Company is forecasting modest price-related curtailments during the natural gas shoulder season. The Company’s second quarter production guidance range also reflects the impact of unplanned downtime related to remedial work on one well on a large pad that resulted in the deferral of over 230 completed stages from the first quarter to the second quarter, which led to lower capital spending levels in the first quarter. Based on the current turn-in-line schedule for the year, approximately two-thirds of the Company’s wells are expected to be placed on production between mid-May and late August, resulting in a significant sequential production increase in the third quarter of 2020.

Cabot has updated its full-year production guidance from 2,400 Mmcfe per day to a range of 2,350 to 2,375 Mmcfe per day to reflect the previously mentioned operational changes and has reaffirmed its capital program of $575 million. “The midpoint of our updated production guidance range implies flat production levels year-over-year, with fourth quarter 2020 exit volumes expected to be flat to the fourth quarter of 2019,” said Dinges. Based on the current NYMEX futures curve, this plan is currently expected to generate enough free cash flow to fully fund the Company’s dividend in 2020. For further information on Cabot's natural gas pricing exposure by index and cost guidance, please see the current Guidance slide in the Investor Relations section of the Company's website.

“As it relates to our outlook for 2021, we are extremely encouraged by the increase in the NYMEX natural gas futures for 2021 from a low of $2.28 per Mmbtu in early March to approximately $2.75 per Mmbtu today,” commented Dinges. “Under a maintenance capital program in 2021, every $0.10 improvement in annual NYMEX price is expected to result in approximately $55 million of incremental free cash flow, highlighting our belief in our ability to deliver a significant expansion in free cash flow next year. We will continue to assess the natural gas market dynamics, including the impact of COVID-19 and lower crude oil prices on the natural gas supply and demand outlook, before formalizing our plans for 2021; however, we are optimistic that our improving outlook for free cash flow, return on capital employed, and return of capital to shareholders will further differentiate Cabot through these challenging times.”

Conference Call Webcast

A conference call is scheduled for Friday, May 1, 2020, at 9:30 a.m. Eastern Time to discuss first quarter 2020 financial and operating results. To access the live audio webcast, please visit the Investor Relations section of the Company's website. A replay of the call will also be available on the Company's website.

Cabot Oil & Gas Corporation, headquartered in Houston, Texas, is a leading independent natural gas producer with its entire resource base located in the continental United States. For additional information, visit the Company's website at www.cabotog.com.

This press release includes forward‐looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements regarding future financial and operating performance and results, returns to shareholders, strategic pursuits and goals, market prices, future hedging and risk management activities, and other statements that are not historical facts contained in this report are forward-looking statements. The words "expect", "project", "estimate", "believe", "anticipate", "intend", "budget", "plan", "forecast", “outlook”, "predict", "may", "should", "could", "will" and similar expressions are also intended to identify forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, the effects of the COVID-19 pandemic and the impact thereof on the Company’s business, financial condition and results of operations, market factors, market prices (including geographic basis differentials) of natural gas and crude oil, results of future drilling and marketing activity, future production and costs, pipeline projects, legislative and regulatory initiatives, electronic, cyber or physical security breaches and other factors detailed herein and in our other Securities and Exchange Commission (SEC) filings. See "Risk Factors" in Item 1A of the Form 10-K and Form 10-Q and subsequent public filings for additional information about these risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not undertake any obligation to correct or update any forward-looking statement, whether as the result of new information, future events or otherwise, except as required by applicable law.

FOR MORE INFORMATION CONTACT
Matt Kerin (281) 589-4642

OPERATING DATA

	Three Months Ended March 31,
	2020	2019
PRODUCTION VOLUMES
Natural gas (Bcf)	215.0	204.8
Equivalent production (Bcfe)	215.0	204.8
Daily equivalent production (Mmcfe/day)	2,363	2,276

AVERAGE SALES PRICE
Natural gas, including hedges ($/Mcf)	$1.72	$3.35
Natural gas, excluding hedges ($/Mcf)	$1.72	$3.09

AVERAGE UNIT COSTS ($/Mcfe)(1)
Direct operations	$0.08	$0.09
Transportation and gathering	0.67	0.67
Taxes other than income	0.02	0.03
Exploration	0.01	0.03
Depreciation, depletion and amortization	0.47	0.45
General and administrative (excluding stock-based compensation)	0.08	0.08
Stock-based compensation	0.08	0.07
Interest expense	0.07	0.06
	$1.46	$1.48

WELLS DRILLED (2)
Gross	22	25
Net	22.0	25.0

WELLS COMPLETED (2)
Gross	13	14
Net	13.0	14.0
_______________________________________________________________________________

(1)	Total unit cost may differ from the sum of the individual costs due to rounding.

(2)	Wells drilled represents wells drilled to total depth during the period. Wells completed includes wells completed during the period, regardless of when they were drilled.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

	Three Months Ended March 31,
(In thousands, except per share amounts)	2020	2019
OPERATING REVENUES
Natural gas	$370,340	$633,174
Gain on derivative instruments	16,062	8,257
Other	55	250
	386,457	641,681
OPERATING EXPENSES
Direct operations	17,244	18,334
Transportation and gathering	143,332	137,333
Taxes other than income	3,738	5,847
Exploration	2,190	6,044
Depreciation, depletion and amortization	100,135	92,258
General and administrative (excluding stock-based compensation)	17,126	15,958
Stock-based compensation(1)	16,303	15,132
	300,068	290,906
Earnings (loss) on equity method investments	(59)	3,684
Gain (loss) on sale of assets	71	(1,500)
INCOME FROM OPERATIONS	86,401	352,959
Interest expense, net	14,211	12,181
Other expense	66	144
Income before income taxes	72,124	340,634
Income tax expense	18,214	77,871
NET INCOME	$53,910	$262,763
Earnings per share - Basic	$0.14	$0.62
Weighted-average common shares outstanding	398,343	423,116
_______________________________________________________________________________

(1)	Includes the impact of our performance share awards and restricted stock.

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

(In thousands)	March 31, 2020	December 31, 2019
ASSETS
Current assets	$541,789	$568,248
Properties and equipment, net (Successful efforts method)	3,920,497	3,855,706
Other assets	59,889	63,291
	$4,522,175	$4,487,245
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$212,177	$241,034
Current portion of long-term debt	175,000	87,000
Long-term debt, net (excluding current maturities)	1,045,260	1,133,025
Deferred income taxes	746,108	702,104
Other liabilities	175,235	172,595
Stockholders' equity	2,168,395	2,151,487
	$4,522,175	$4,487,245

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

	Three Months Ended March 31,
(In thousands)	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$53,910	$262,763
Depreciation, depletion and amortization	100,135	92,258
Deferred income tax expense	44,044	88,002
(Gain) loss on sale of assets	(71)	1,500
Gain on derivative instruments	(16,062)	(8,257)
Net cash received in settlement of derivative instruments	—	52,980
Stock-based compensation and other	15,765	14,487
Income charges not requiring cash	809	2,134
Changes in assets and liabilities	6,367	79,420
Net cash provided by operating activities	204,897	585,287

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(148,702)	(195,650)
Proceeds from sale of assets	48	2,346
Investment in equity method investments	(35)	(1,828)
Proceeds from sale of equity method investments	(9,424)	—
Net cash used in investing activities	(158,113)	(195,132)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings (repayments) of debt	—	(7,000)
Treasury stock repurchases	—	(31,378)
Dividends paid	(39,817)	(29,605)
Tax withholdings on vesting of stock awards	(6,313)	(9,570)
Net cash used in financing activities	(46,130)	(77,553)
Net increase in cash, cash equivalents and restricted cash	$654	$312,602

Explanation and Reconciliation of Non-GAAP Financial Measures

We report our financial results in accordance with accounting principles generally accepted in the United States (GAAP). However, we believe certain non-GAAP performance measures may provide financial statement users with additional meaningful comparisons between current results and results of prior periods. In addition, we believe these measures are used by analysts and others in the valuation, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. See the reconciliations throughout this release of GAAP financial measures to non-GAAP financial measures for the periods indicated.

We have also included herein certain forward-looking non-GAAP financial measures. Due to the forward-looking nature of these non-GAAP financial measures, we cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as future impairments and future changes in capital. Accordingly, we are unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Reconciling items in future periods could be significant.

Reconciliation of Net Income to Adjusted Net Income and Adjusted Earnings Per Share

Adjusted Net Income and Adjusted Earnings per Share are presented based on our belief that these non-GAAP measures enable a user of the financial information to understand the impact of these items on reported results. Adjusted Net Income is defined as net income plus gain and loss on sale of assets, gain and loss on derivative instruments, stock-based compensation expense, interest expense related to income tax reserves and tax effect on selected items. Additionally, this presentation provides a beneficial comparison to similarly adjusted measurements of prior periods. Adjusted Net Income and Adjusted Earnings per Share are not measures of financial performance under GAAP and should not be considered as alternatives to net income and earnings per share, as defined by GAAP.

	Three Months Ended March 31,
(In thousands, except per share amounts)	2020	2019
As reported - net income	$53,910	$262,763
Reversal of selected items:
(Gain) loss on sale of assets	(71)	1,500
(Gain) loss on derivative instruments(1)	(16,062)	44,723
Stock-based compensation expense	16,303	15,132
Interest expense related to income tax reserves	—	(3,052)
Tax effect on selected items	(39)	(13,313)
Adjusted net income	$54,041	$307,753
As reported - earnings per share	$0.14	$0.62
Per share impact of selected items	—	0.11
Adjusted earnings per share	$0.14	$0.73
Weighted-average common shares outstanding	398,343	423,116
_______________________________________________________________________________

(1)	This amount represents the non-cash mark-to-market changes of our commodity derivative instruments recorded in Gain on derivative instruments in the Condensed Consolidated Statement of Operations.

Return on Capital Employed

Return on Capital Employed (ROCE) is defined as Adjusted Net Income (defined above) plus after-tax net interest expense divided by average capital employed, which is defined as total debt plus stockholders’ equity. ROCE is presented based on our belief that this non-GAAP measure is useful information to investors when evaluating our profitability and the efficiency with which we have employed capital over time. ROCE is not a measure of financial performance under GAAP and should not be considered an alternative to net income.

	Twelve Months Ended March 31,
(In thousands)	2020	2019
Interest expense, net	$56,982	$65,324
Interest expense related to income tax reserves (1)	—	(64)
Tax benefit	(13,005)	(15,140)
After-tax interest expense, net (A)	43,977	50,120

As reported - net income	472,217	702,575
Adjustments to as reported - net income, net of tax	(27,164)	7,753
Adjusted net income (B)	445,053	710,328

Adjusted net income before interest expense, net (A + B)	$489,030	$760,448

Total debt - beginning of twelve month period	$1,219,338	$1,522,231
Stockholders’ equity - beginning of twelve month period	2,320,939	2,406,516
Capital employed - beginning of twelve month period	3,540,277	3,928,747

Total debt - end of twelve month period	1,220,260	1,219,338
Stockholders’ equity - end of twelve month period	2,168,395	2,320,939
Capital employed - end of twelve month period	3,388,655	3,540,277

Average capital employed (C)	$3,464,466	$3,734,512

Return on average capital employed (ROCE) (A + B) / C	14.1%	20.4%
_______________________________________________________________________________

(1)	Interest expense related to income tax reserves is included in the adjustments to as reported - net income, net of tax.

Discretionary Cash Flow and Free Cash Flow Calculation and Reconciliation

Discretionary Cash Flow is defined as net cash provided by operating activities excluding changes in assets and liabilities. Discretionary Cash Flow is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities, return capital to shareholders through dividends and share repurchases, and service debt. Discretionary Cash Flow is presented based on our belief that this non-GAAP measure is useful information to investors when comparing our cash flows with the cash flows of other companies that use the full cost method of accounting for oil and gas producing activities or have different financing and capital structures or tax rates. Discretionary Cash Flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to net income.

Free Cash Flow is defined as Discretionary Cash Flow (defined above) less capital expenditures and investment in equity method investments. Free Cash Flow is an indicator of a company's ability to generate cash flow after spending the money required to maintain or expand its asset base. Free Cash Flow is presented based on our belief that this non-GAAP measure is useful information to investors when comparing our cash flows with the cash flows of other companies. Free Cash Flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to net income.

	Three Months Ended March 31,
(In thousands)	2020	2019
Net cash provided by operating activities	$204,897	$585,287
Changes in assets and liabilities	(6,367)	(79,420)
Discretionary cash flow	198,530	505,867
Capital expenditures	(148,702)	(195,650)
Investment in equity method investments	(35)	(1,828)
Free cash flow	$49,793	$308,389

EBITDAX Calculation and Reconciliation

EBITDAX is defined as net income plus interest expense, other expense, income tax expense, depreciation, depletion and amortization (including impairments), exploration expense, gain and loss on sale of assets, non-cash gain and loss on derivative instruments, earnings and loss on equity method investments, cash distributions received from equity method investments, and stock-based compensation expense. EBITDAX is presented based on our belief that this non-GAAP measure is useful information to investors when evaluating our ability to internally fund exploration and development activities and to service or incur debt without regard to financial or capital structure. EBITDAX is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities or net income, as defined by GAAP, or as a measure of liquidity.

	Three Months Ended March 31,
(In thousands)	2020	2019
Net income	$53,910	$262,763
Plus (less):
Interest expense, net	14,211	12,181
Other expense	66	144
Income tax expense	18,214	77,871
Depreciation, depletion and amortization	100,135	92,258
Exploration	2,190	6,044
(Gain) loss on sale of assets	(71)	1,500
Non-cash (gain) loss on derivative instruments	(16,062)	44,723
(Earnings) loss on equity method investments	59	(3,684)
Equity method investment distributions	—	4,729
Stock-based compensation	16,303	15,132
EBITDAX	$188,955	$513,661

Net Debt Reconciliation

The total debt to total capitalization ratio is calculated by dividing total debt by the sum of total debt and total stockholders’ equity. This ratio is a measurement which is presented in our annual and interim filings and we believe this ratio is useful to investors in determining our leverage. Net Debt is calculated by subtracting cash and cash equivalents from total debt. Net Debt and the Net Debt to Adjusted Capitalization ratio are non-GAAP measures which we believe are also useful to investors since we have the ability to and may decide to use a portion of our cash and cash equivalents to retire debt. Additionally, as we may incur additional expenditures without increasing debt, it is appropriate to apply cash and cash equivalents to debt in calculating the Net Debt to Adjusted Capitalization ratio.

(In thousands)	March 31, 2020	December 31, 2019
Current portion of long-term debt	$175,000	$87,000
Long-term debt, net	1,045,260	1,133,025
Total debt	$1,220,260	$1,220,025
Stockholders’ equity	2,168,395	2,151,487
Total capitalization	$3,388,655	$3,371,512

Total debt	$1,220,260	$1,220,025
Less: Cash and cash equivalents	(202,842)	(200,227)
Net debt	$1,017,418	$1,019,798

Net debt	$1,017,418	$1,019,798
Stockholders’ equity	2,168,395	2,151,487
Total adjusted capitalization	$3,185,813	$3,171,285

Total debt to total capitalization ratio	36.0%	36.2%
Less: Impact of cash and cash equivalents	4.1%	4.0%
Net debt to adjusted capitalization ratio	31.9%	32.2%
Capital Expenditures

	Three Months Ended March 31,
(In thousands)	2020	2019
Cash paid for capital expenditures	$148,702	$195,650
Change in accrued capital costs	11,546	8,634
Exploratory dry hole cost	57	(13)
Capital expenditures	$160,305	$204,271